EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) made and entered into on this 1st day of April 2013 (the "Effective Date"), by and between Vystar Corporation, a Georgia corporation (the "Company"), and W. Dean Waters, a resident of the State of Georgia ("Employee").

In consideration of the employment by the Company and of the compensation and other remuneration paid, and to be paid, by the Company and received by Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Employee, it is agreed by and between the parties hereto as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below:

"Business" – (i) the research, development, manufacturing, marketing, sales, distribution and offering of products and services related to low-protein natural rubber latex raw materials and products offered by the Company as of the Effective Date and as may be offered by Company during the term of this Agreement, and (ii) the providing of sleep-health services to patients.

“Competitor” – means any Person (as defined herein) (i) offering products or services in competition with Company or any of its subsidiaries, specifically any Person offering or involved in the research, development, manufacturing, marketing, selling and/or distribution of any low-protein natural rubber latex raw material or product, or (ii) providing of sleep-health services to patients.

"Confidential Information" - information relating to the operations, customers, or finances of the Company, or the Business, that derives value from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, and lists of or identifying information about actual or potential customers or suppliers, including all customer or patient lists, whether or not reduced to writing, certain patented and unpatented information relating to the research and development, manufacture or serving of the Company's products, information concerning proposed new products, market feasibility studies and proposed or existing marketing techniques or plans, and all information defined as a “Trade Secret” pursuant to the Georgia Trade Secrets Act or otherwise by Georgia law. Confidential Information also includes the same types of information relating to the operations, customers, finances, or Business of any affiliate of the Company, if such information is learned by Employee during the term of this Agreement or in connection with Employee's performance of Services. Confidential Information also includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information may include information that is not a Trade Secret, but Confidential Information that is not also a Trade Secret shall constitute Confidential Information only for five (5) years after the Termination Date. Confidential Information does not include information generally available to the public through no violation of a confidentiality or non-disclosure obligation owed to Company;

Waters Employment Contract

1

"Customer" - any customer or patient of the Company in the Territory that Employee, during the term of this Agreement, (i) provided goods or services to or solicited on behalf of the Company; or (ii) about whom Employee possesses Confidential Information;

"Person" - any individual, corporation, partnership, limited liability company, association, municipality, government agency, government, unincorporated organization or other entity;

"Services" - the duties and functions that Employee shall provide in the Territory as an employee of the Company and as further outlined on Exhibit B;

"Termination Date" - the last day Employee is employed by the Company, whether the termination is voluntary or involuntary and whether with or without cause;

“Territory” – shall be the geographic region in which Employee initially and/or at anytime throughout the term of this Agreement provides the Services. Territory shall be more fully described in Exhibit B along with Employee’s description of Services.

2.            Employment: The Company agrees to employ Employee and Employee agrees that Employee will devote Employee’s full productive time, skill, energy, knowledge and best efforts during the period of Employee’s employment to such duties as the Board of Directors of the Company and/or the Employee’s Direct Supervisor (as identified in Section 5 below) may reasonably assign to Employee, and Employee will faithfully and diligently endeavor to the best of Employee’s ability to further the best interest of the Company during the period of Employee’s employment. However, Employee is not prohibited from making personal investments in any other businesses, as long as those investments do not require Employee to participate in the operation of the companies in which Employee invests and such other businesses are not in competition with the Company or any of its subsidiaries (“Competitor”). Employee may invest in any publicly traded company registered on a bona fide stock exchange without reservation.

3.            Terms of Employment: Employee's employment will begin on the 1st day of April 2013 and will continue unless one party gives the other party thirty (30) days written notice of such party’s intent to terminate the Agreement thirty (30) days prior to each annual anniversary date, unless earlier terminated in accordance with Section 9 herein. In the event of Company’s termination of Employee for cause, Employee shall be obligated to comply with the Noncompete covenants.

4.            Compensation: On the terms and subject to the conditions of this Agreement, (i) the Company will pay Employee a salary and a bonus determined in accordance with Exhibit A, (ii) Employee will be entitled to participate in the Company’s Employee Stock Option Plan as may be in effect from time to time, and (iii) the Company will provide Employee with employee benefits consistent with those provided by the Company to similarly situated executives. The Company’s Employee Stock Option Plan will be distributed to Employee. The employee benefits provided by the Company as of the date hereof shall also be distributed to Employee. The Company reserves the sole and unilateral right to modify any and all employee benefits at any time in its sole discretion.

Waters Employment Contract

2

5.            Title, Duties and Conduct of Employee: The Employee’s initial title shall be Chief Financial Officer, and shall report to William R. Doyle, President & CEO, as Employee’s Direct Supervisor. Employee shall perform such duties and functions for the Company as shall be specified from time to time by the Chairman or Board of Directors of the Company, and/or the Employee’s Direct Supervisor, including, but not limited to the duties and functions expressly set forth on Exhibit B, and which are consistent with Employee's duties set forth on Exhibit B (“Services”).

a. Disparagement. Employee shall not at any time make false, misleading or disparaging statements about the Company, including the Business, management, employees and/or Customers.

b. Prior Agreements. Employee represents and warrants that Employee is not under any obligation, contractual or otherwise, limiting, impairing or affecting Employee's performance of Services. Upon execution of this Agreement, Employee shall give the Company any agreement with a prior employer or other Person purporting to limit or affect, in any way, Employee's ability to work for the Company, to solicit customers or potential customers or employees or to use any type of information.

c. Confidential Information. Employee shall protect Confidential Information. Except as required in connection with work for the Company, Employee will not use, disclose or give to others, during or after Employee's employment, any Confidential Information.

d. Compliance with Company Policies and Laws. At all times while performing Services, Employee shall comply with all laws and regulations applicable to Employee and/or Company. Employee shall at all times comply with all Company policies and procedures. Failure to comply with this Section shall be grounds for Termination For Cause, as described in Section 10 Term and Termination.

6.           Paid Time Off, Illness or Incapacity: Employee is entitled to vacation paid time off and absence from Employee’s duties during regular work hours for a total of two (2) weeks each calendar year. Employee shall be entitled to paid time off for sick leave pursuant to Company policy. If Employee cannot perform his duties because of major illness or incapacity for more than a total of ninety (90) days in any year, the Company may terminate this Agreement upon thirty (30) days' written notice to Employee. Employee is not entitled to receive, and the Company shall not be required to pay, Employee's compensation hereunder for absences because of major illness or incapacity other than the total of ninety (90) days in each year granted to Employee under this Section 6.

Waters Employment Contract

3

7.	Termination of Agreement Upon Sale or Termination of Company's Business:

a.             Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate Employee's employment upon thirty (30) days' written notice to Employee upon the occurrence of any of the following events:

(1)     The acquisition, directly or indirectly, of any "person" (excluding any "person" who on the date hereof owns or controls ten percent (10%) or more of the voting power of the Company's common stock), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, within any twelve (12) month period of securities of the Company representing an aggregate of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; provided, that for purposes of this Paragraph (a), "acquisition" shall not include shares which are received by a person through gift, inheritance, under a will or otherwise through the laws of descent and distribution;

(2)     During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board"), cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period; or

(3)     The occurrence of any other event or circumstance which is not covered by (1) or (2) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement, adopts a resolution that such event or circumstance constitutes an “event” under this Paragraph 7.

b.            If the Company terminates Employee pursuant to Paragraph 7(a), Company will, for the Severance Period (as defined in Paragraph 10(c)), pay Employee his then current salary and provide Employee with Group Health Insurance, and Company shall be required to pay any Company Bonus and Annual Bonus earned as well as all Stock Options as defined in Exhibit A shall automatically vest.

8.	Ownership of Information

a.           Work For Hire Acknowledgment; Assignment. All writings, drawings, photographs, tapes, recordings, computer programs and other works in any tangible medium of expression, regardless of the form of medium, which have been or are prepared by Employee, or to which Employee contributes, in connection with Employee's employment by the Company, whether patented, copyrighted, trademarked or otherwise (collectively the "Works") and all copyrights, patents, trademarks and other rights in and to the Works, belong solely, irrevocably and exclusively throughout the world to the Company as works made for hire. However, to the extent any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a "work made for hire," Employee hereby assigns, grants and delivers, solely, irrevocably, exclusively and throughout the world to the Company all ownership and other rights to the Works. Employee also agrees to cooperate with the Company and to execute such other further grants and assignments of all rights as the Company from time to time reasonably may request for the purpose of evidencing, enforcing, filing, registering or defending its ownership of the Works and the copyrights in them, and Employee hereby irrevocably constitutes and appoints the Company as Employee's agent and attorney-in-fact, with full power of substitution, in Employee's name, place and stead, to execute and deliver any and all such assignments or other instruments which Employee shall fail or refuse promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Paragraph 8(a), Employee agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its discretion, may determine.

Waters Employment Contract

4

b.             Inventions, Ideas and Patents. Employee shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Employee (developed alone or with others) conceived or made during Employee's employment by the Company (or, if related to the Business, during employment or within one year after the Termination Date). Employee assigns to the Company any such invention or idea in any way connected with Employee's employment or related to the Business, research or development of the Company, or demonstrably anticipated research or development of the Company, and will cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the exclusive ownership of the Company of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes written notification to Employee that this assignment does not apply to an invention for which no equipment, supplies, facility or Trade Secret information of the Company or any Customer was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) directly to the Business or (ii) to the actual or demonstrably anticipated research or development of the Company, or (b) the invention results from any work performed by Employee for the Company.

9.            Nonsolicitation; Noncompetition.

a.           Non-Solicitation of Customers. During the term of this Agreement, and for one (1) year after the Termination Date, Employee will not solicit Customers within the Territory for the purpose of providing products or services comparable to those provided by the Business, except on behalf of the Company.

b.           Non-Solicitation of Company Employees. During the term of this Agreement and for one (1) year after the Termination Date, Employee will not solicit for employment with another Person anyone who is an employee of the Company.

Waters Employment Contract

5

c. Non-Compete. During the term of this Agreement and for one (1) year after the Termination Date, Employee will not provide services substantially similar to Services within the Territory to any Competitor. Employee shall be prohibited from providing in the Territory in competition with the Company in accordance with the terms of this Agreement, including the Services expressly set forth on Schedule B attached hereto. Employee acknowledges that Employee has been informed of and discussed with the Company the specific activities that Employee will perform as Services and that Employee understands the scope of the activities that constitute Services and the Territory under this Agreement. .

d. Future Employment Opportunities. Prior to and for one (1) year after the Termination Date, Employee shall (a) provide any employer with a copy of this Agreement, and (b) upon accepting any position, provide the Company with the employer's name and a description of the services, if any, Employee will provide for such employer.

10.         Termination. At all times, Employee’s employment shall be subject to “employment at will”. This Agreement and the employment of Employee may be terminated as follows:

a.           Without Cause. Either party may terminate this Agreement upon thirty (30) days notice to the other party.

b.           For Cause.

(1) By the Company (i) pursuant to Paragraphs 6 or 7, (ii) upon conviction of the Employee of any felony or material misdemeanor under federal, state or local laws or ordinances, except traffic violations (iii) upon the failure of Employee to diligently or competently discharge the duties assigned to him pursuant to this Agreement; or

(2) (i) By Employee upon thirty (30) days' written notice to the Company for any breach of this Agreement by Company and failure to cure within that thirty (30) day notice period; or

(3) By the Company upon any breach by Employee of any of the terms and conditions of this Agreement or the breach by Employee of any representation or warranty made to the Company herein or in any other agreement, document or instrument executed by Employee and delivered to the Company, or should any representation or warranty made by Employee hereunder or thereunder prove to have been false or misleading in any material respect when made or furnished; or

(4)         By the Company upon the death of Employee.

Waters Employment Contract

6

c.           Effect of Termination.

(1)    In the event Employee is terminated by the Company without cause, the Company shall (i) pay Employee his then current salary and provide Employee with Group Health Insurance, for three (3) months (“Severance Period”) beginning with the date of termination; (ii) pay Employee any Company Bonus and Annual Bonus due and payable (collectively “Severance Payment”); (iii) the 250,000 Stock Option Grant as described in Exhibit A shall automatically vest; and (iv) the Stock Option Grant as described in Exhibit A {Stock Option Grants(ii)} shall vest if the performance criteria has been met. If Employee is terminated for cause or Employee terminates this Agreement without cause, Employee shall be entitled only to compensation accrued through the date of Termination and all benefits accrued as of such date, and shall not be entitled to any Severance Payment described herein, but shall remain obligated to the Non-Compete and Non-Severance obligations.

(2)    Return of Materials. On the Termination Date or for any reason or at any time at the Company's request, Employee will deliver promptly to the Company all materials, documents, plans, records, notes, manuals, subcontracts, procedures, customer lists, and any other papers and any copies thereof in Employee's possession, custody or control relating to the Company or the Business, whether defined as Confidential Information, Trade Secret or otherwise, all of which at all times shall be the property of the Company.

11.	Miscellaneous.

a. Assignability.

(1) This Agreement may be assigned by the Company to any successor in interest to its business, which successor in interest shall be bound herein to the same extent as the Company. Employee agrees to perform his duties for such successor in interest to the same extent as for the Company.

(2) This is a personal agreement on the part of Employee and may not be sold, assigned, transferred or conveyed by Employee.

b. No Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

c. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Any cause of action shall be filed in and the parties agree to subject themselves to the jurisdiction of any State or Federal court of competent jurisdiction located in Atlanta, Georgia.

d. Entire Agreement. This Agreement, together with the Employee confidential Information, Copyright and Invention Assignment Agreement, attached hereto as Exhibit C, states the entire agreement and understanding between the parties and supersedes all prior understandings and agreements.

Waters Employment Contract

7

e.    No Modification. No change or modification to this Agreement shall be valid unless in writing and signed by both parties hereto.

f.    Independence of Covenants. The covenants contained herein shall be construed as agreements independent of each other and of any other provision of this or any other contract between the parties hereto, and the existence of any claim or cause of action by Employee against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

g.    Right to Injunctive Relief. Employee recognizes and agrees that the injury the Company will suffer in the event of the Employee's breach of any covenant or agreement contained herein cannot be compensated by monetary damages alone, and Employee therefore agrees that the Company, in addition and without limiting any other remedies or rights that it may have, either under his Agreement or otherwise, shall have the right to obtain an injunction against Employee from any court of competent jurisdiction enjoining any such breach without having to show or prove damages or injury.

h.    Jury Trial Waiver. Both parties hereby waive their right to a trial by jury in the event of any dispute or cause of action regarding this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

VYSTAR CORPORATION

/s/ William R. Doyle
William R. Doyle
Chairman, President and Chief Executive Officer

EMPLOYEE:

/s/ W. Dean Waters
W. Dean Waters

(THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

Waters Employment Contract

8

Exhibit A – Salary, Bonus, Stock Option Grants

Annual Salary. $120,000

Salary. Company shall pay Employee a Yearly Salary of $120,000. The Annual Salary shall be payable bi-weekly according to the Company’s established payroll periods.

Company Bonus. Employee shall be eligible for participation in a Company bonus plan if and when such is adopted by Company. Any such bonus shall be at the exclusive discretion of Company and Employee’s Direct Supervisor.

Annual Bonus. Annual cash bonus equal to 10% of the Company’s earnings before taxes up to a maximum of $30,000.

Stock Option Grants. (i) Employee shall be granted 250,000 stock options with an exercise price of $.15 per share of common stock, which options vest 100,000 at date of grant and 50,000 each on the first, second and third anniversaries of the date of the initial grant, and (ii) 500,000 options to purchase Company common stock with an exercise price of $.15 per share of common stock, which options vest (a) 125,000 upon the attainment of EBITDA (earnings before interest, taxes, depreciation and amortization) of breakeven or better for the period from April 1, 2013, to March 31, 2014, (b) an additional 125,000 upon the attainment of annual EBITDA of $250,000 or better for the period from April 1, 2013, to March 31, 2014, and (c) the balance upon attainment of annual EBITDA of $500,000 or better for the period from April 1, 2013, to March 31, 2014. Such options have a term of ten years.

Waters Employment Contract

9

Schedule B - Duties and Functions (“Services”)

Employee shall be responsible for all financial aspects of the Company in terms of projections, budgets, inventory, investments, public company filings and related activities and such other duties as may be assigned by Employee’s Direct Supervisor and/or the Board of Directors of Company.

The Territory for Employee’s scope of Services responsibility shall be world-wide.

(The Remainder Of This Page Intentionally Left Blank)

Waters Employment Contract

10

Schedule C

Employee Confidential Information, Copyright and Invention Assignment Agreement

Waters Employment Contract

11